Exhibit 10(f)

[LOGO OF PRANDIUM, INC.]

2002 MANAGEMENT INCENTIVE COMPENSATION PLAN

PLAN DESCRIPTION

OBJECTIVE

The Prandium, Inc. Management Incentive Compensation Plan (MICP) is designed to motivate and reward team members who, by virtue of their position and responsibilities, are in a position to make a significant contribution toward attaining and exceeding the annual business objectives of Prandium, Inc. or any of its Operating Divisions.

ELIGIBILITY

Team members of Prandium, Inc. and its Operating Divisions are eligible to participate in MICP based on the following criteria:

➢	Vice Presidents, Vice President equivalents and above who are not eligible to participate in other incentive programs.

➢	Directors, Managers and equivalents who are not eligible to participate in other incentive programs.

➢	An acceptable performance level, as determined by their supervisor and supported by the Company’s performance evaluation process, must have been achieved by an eligible participant.

Individual bonus targets for participants will differ and will reflect levels of responsibility and authority, as well as the relative impact and complexity of their positions. Individual target incentive awards are expressed as a percent of a participant’s weighted annual base salary for the calendar year in which this bonus applies.

ADMINISTRATION

The Nominating and Human Resources (Compensation) Committee of the Prandium, Inc. Board of Director’s (“Committee”) shall have full authority for the administration of MICP including, but not limited to, eligibility, performance criteria, and Plan modification or termination.

INCENTIVE AWARD LEVELS

Individual incentive awards will be based on several performance components, depending on a participant’s position within the organization. However, at least 70% of the total incentive will be based on the achievement of financial targets. The factors that comprise each participant’s MICP award will include one or more of the following factors:

•	Prandium EBITDA Performance
•	Division EBITDA Performance
•	Division or Department G&A Budget
•	Personal Objectives

Personal Objectives are established on an individual basis and approved by a Senior Management Committee including the CEO. Personal Objectives are linked to the Strategic Plan, which is developed on an annual basis, and have a significant impact to the operation of the Company, within either the restaurants or the Support Center. Incentives will be awarded based on the level to which the objectives are achieved as determined by the Department Head and the CEO.

EBITDA is defined as operating profit plus miscellaneous income/(expense), depreciation and opening expense. In connection with the calculation of incentive awards, EBITDA should reflect appropriate accruals for all incentive award payments to be made.

The relative weighting of the above factors reflects the degree to which a participant can impact the performance of one or all operating divisions. For example, the incentive for a Support Center participant is weighted between Prandium, Chi-Chi’s and Koo Koo Roo performance, whereas a Division participant’s incentive is weighted more heavily on individual Division performance. A combination of any of the above factors may be used in determining a participant’s award.

The measurement criteria for MICP will be set for Prandium, Inc. and Operating Divisions at the beginning of each plan year. These objectives will be based on many criteria including, but not limited to, the established operating profit for the previous year, general economic conditions, the industry’s competitive environment, and senior management’s judgement as to what constitutes outstanding results.

A portion of the incentive will be awarded based on achievement of Departmental G&A budgets.

TRANSFERS/PROMOTIONS/MERIT INCREASES

If an eligible participant is promoted to a new position during the year and if such new position reflects a different bonus opportunity percentage, such factors will be taken into consideration by management insofar as award determination is concerned. The same factors will be considered by management insofar as transfers among and between

Prandium, Inc. and its Operating Divisions are concerned. In the case of merit increases during the year, the MICP awards will be based on the weighted average of a participant’s base salary.

MICP PAYOUT

Payment of MICP awards will be made annually, following management’s determination of the operating results for Prandium, Inc. and each of its Operating Divisions and, barring unforeseen circumstances, will be paid before the end of the first quarter of the following year, to the extent performance warrants payment. In the event that a participant becomes eligible during the calendar year, any applicable award will be prorated for the number of months of service. Payroll and other associated statutory taxes will be withheld from all MICP awards.

TERMINATION

An eligible participant whose employment terminates, voluntarily or involuntarily, prior to the end of the fiscal year, will not be eligible to receive a MICP award. If termination occurs after the end of the fiscal year, but before payment, the Committee reserves the right to determine if payment, or portion thereof, will be made.

PENALTIES

A penalty of up to 100% of the MICP award can be assessed for any actions detrimental to the assets, reputation, or best interest of Prandium, Inc. and/or its Operating Divisions including, but not limited to, any lowering of standards in order to increase operating results, violation of established policies and procedures, substandard personal performance, etc.

PLAN MODIFICATION

In the event of unusual circumstances which materially impact the performance of Prandium, Inc., its Operating Divisions, and/or the individual participant over which management and/or the individual participant has little or no control, the Committee may, through the exercise of prudent business judgment, amend the performance criteria of MICP and, in their discretion, raise or lower MICP awards. Such conditions as increased competition, forecasting errors, weather, etc., are ongoing business factors and would not, in and of themselves, warrant adjustment in performance criteria.

This MICP does not confer or create any rights in team members or any duties or obligation upon Prandium, Inc. Prandium, Inc. will make all interpretations concerning the conditions and qualification covered under this Plan and senior management reserves the right to modify or terminate the Plan, should circumstances so warrant. Notification of MICP modifications or terminations of MICP will be communicated to participating team members as appropriate.